EXHIBIT 21.1 - SUBSIDIARIES

DIRECT AND INDIRECT SUBSIDIARIES PF PEGASUS TEL, INC.

Company Name	State of Incorporation

Mega World Food Limited (HK)	Hong Kong, China corporation formed June 24, 2010